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                                                                    Exhibit 99.1

                           PLATINUM technology, inc.
           Prices $150 Million Convertible Subordinated Note Offering

OAKBROOK TERRACE, Ill., December 11, 1997 -- PLATINUM technology, inc. (NASDAQ:
PLAT) announced today that it has entered into an agreement to sell $150 million of its 6 1/4% Convertible Subordinated Notes due 2002 in an offering within the United States to qualified institutional buyers and outside the United States to non-U.S. investors.

The offering is expected to close on December 16, 1997. The Registrant has granted the initial purchasers a 30-day option to purchase up to an additional $22.5 million of notes to cover over-allotments, if any.

The notes will be convertible into common stock of the Registrant at a conversion price of $36.0525 per share (equivalent to a conversion rate of approximately 27.74 shares per $1,000 principal amount of notes), representing an initial conversion premium of 38% for a total of approximately 4.16 million shares of common stock of the Registrant (4.79 million shares if the initial purchasers' over-allotment option is exercised in full). The notes have a five year term and will be non-callable for the first three years.

The company intends to use the net proceeds of the offering for general corporate purposes, including working capital and to reduce the sale of installment receivables in the future.

The offered securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.